CONSENT OF LEGAL COUNSEL


We hereby consent to your inclusion of a reference to our firm as legal counsel to the Vintage Mutual Funds, Inc. (the "Funds"), in Post-Effective Amendment #19 under the Securities Act of 1933 to the Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.

Cline, Williams, Wright, Johnson & Oldfather
Lincoln, Nebraska
October 2, 2000